Exhibit 99.1

ALLEGHANY CORPORATION ANNOUNCES CEO SUCCESSION

     NEW YORK, NY, September 21, 2004 — Alleghany Corporation (NYSE: Y) announced today that John J. Burns, Jr., President and chief executive officer of Alleghany, has elected to retire as an executive officer at year-end. Mr. Burns will continue as a director of Alleghany and, following his retirement, he will serve as Vice-Chairman of the Board of Directors and will assist the new chief executive officer on investment matters. Weston M. Hicks, Executive Vice President of Alleghany, will succeed Mr. Burns as President and chief executive officer and will be appointed to the Board of Directors.

     Mr. Burns, 73 years old, joined Alleghany in 1968 as a director and Vice President-Finance, and was appointed President and chief operating officer in 1977 and chief executive officer in 1992. “For the past 36 years,” said F.M. Kirby, Chairman of Alleghany, “John Burns has been instrumental in the successful development of Alleghany. We are pleased to have the benefit of his continued association after his retirement as chief executive officer.”

     Mr. Hicks, 47 years old, joined Alleghany in 2002 as Executive Vice President from The Chubb Corporation where he was Executive Vice President and CFO. Prior to Chubb, he was a senior research analyst covering the property-casualty and multiline insurance industries at J.P. Morgan Securities (where he was also a managing director) for two years and Sanford C. Bernstein & Co., Inc. for eight years. Mr. Hicks also worked as an associate director at Moody’s Investors Service, managing its global insurance credit rating business. “Since joining Alleghany,” Mr. Burns said, “Weston has taken major responsibility in the development and implementation of our long-term investment and acquisition strategies. We have the greatest confidence in his judgment, leadership and investment skills.”

     Alleghany is engaged through its subsidiaries, Alleghany Insurance Holdings LLC, World Minerals Inc. and Heads & Threads International LLC, in the businesses of insurance, industrial minerals and industrial fasteners. Alleghany Insurance Holdings LLC’s subsidiaries include RSUI Group, Inc., Capitol Transamerica Corporation and Darwin Professional Underwriters, Inc.

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